EX-99.1

TREE.COM REPORTS FOURTH QUARTER 2010 RESULTS

CHARLOTTE, N.C., February 11, 2010 — Tree.com, Inc. (NASDAQ: TREE) today announced for the quarter ended December 31, 2010, Adjusted EBITDA of $0.3 million, a reduction of $5.2 million over the prior quarter and a $0.1 million decrease from fourth quarter 2009.  Fourth quarter 2010 revenue was $51.2 million, down from $53.2 million in the third quarter of 2010, but an improvement over the $47.8 million in revenue in the fourth quarter 2009.  Tree.com reported a net loss of $12.5 million, or $1.12 per share, lower than the $1.8 million net income, or $0.16 per share, in the third quarter 2010, but an improvement over the $21.0 million net loss, or $1.92 per share, in the fourth quarter 2009.

Doug Lebda, Chairman and CEO of Tree.com stated, “Overall we are pleased with the bottom line results in the fourth quarter in the face of a change in the mortgage market and seasonally low mortgage volume.  We’ve been talking about the shift in the market that would come with rising interest rates, and we have been preparing for it.  We are now executing our plans to grow and succeed in a very different market in 2011 than what we had in the last three years.”

Tree.com SVP Tamara Kotronis added, “We posted slightly better than breakeven Adjusted EBITDA in the fourth quarter, within our previously announced guidance of Adjusted EBITDA between breakeven and $2.0 million.  The quarter was not without challenges.  During the fourth quarter, interest rates climbed over 60 basis points from early in the quarter to year end.  It is a testament to the strength of our brand and excellent service that we posted positive Adjusted EBITDA in such a volatile quarter.”

Tree.com Summary Financial Results
$s in millions (except per share amounts)

			Q/Q		Y/Y
	Q4 2010	Q3 2010	% Change	Q4 2009	% Change
Revenue	$51.2	$53.2	(4)%	$47.8	7%

Cost of Revenue *	$16.3	$14.5	13%	$16.5	(1)%

Operating Expenses*	$34.6	$33.2	4%	$30.9	12%

Adjusted EBITDA **	$0.3	$5.5	(95)%	$0.4	(29)%

EBITDA **	$(12.2)	$4.0	NM	$(18.5)	34%

Net Income/(Loss)	$(12.5)	$1.8	NM	$(21.0)	41%

Net Income/(Loss) Per Share	$(1.12)	$0.16	NM	$(1.92)	42%
Diluted Net Income/(Loss) Per Share	$(1.12)	$0.16	NM	$(1.92)	42%

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization, impairment, or litigation settlements and contingencies.

** See separate reconciliation of Adjusted EBITDA and EBITDA to GAAP Net Income/Loss.

Information Regarding Q4 Results

•                  Fourth quarter 2010 revenue was down $2 million, or 4%, quarter-over-quarter.  While LendingTree Loans revenue grew 7% as a result of higher closed loan volume, the Exchanges and Real Estate revenue were both lower compared to the third quarter 2010, down 22% and 30%, respectively.  The Exchanges segment felt the effects of 25% fewer matched consumer requests in the quarter, while Real Estate saw the number of closed units decline 21% from third quarter levels.

•                  Year-over-year, revenue was up 7% over the fourth quarter 2009.  This year-over-year increase in total revenue is primarily due to LendingTree Loans, with 36% more closed loans, partially offset by fewer year-over-year matched loan requests on the Exchanges and fewer closed home sales in the Real Estate segment.

•                  Fourth quarter 2010 Adjusted EBITDA was down $5.2 million from the third quarter, with the results primarily driven by lower revenue in addition to $1.2 million higher marketing expense as interest rates rose in the quarter.  Marketing expense as percent of revenue increased to 37% in the fourth quarter, compared to 34% in the third quarter 2010.

•                  Adjusted EBITDA was virtually flat versus the fourth quarter 2009, despite higher revenue year-over-year.  The largest contributing factor to the bottom-line decrease is marketing expense, which was 13% higher than the fourth quarter 2009.

•                  Fourth quarter 2010 net loss of $12.5 million includes a $10.8 million charge related to impairment of goodwill and intangible assets.  This is comprised of $10.3 million in the Real Estate segment and $0.5 million in the Exchanges segment.  The impairment charges are the result of the Tree.com’s reassessment of its likely future profitability in light of adverse real estate market conditions.

Average 30-Year Fixed Mortgage Rate Recent Trends

Source: Freddie Mac: Primary Mortgage Market Survey

Freddie Mac’s Primary Mortgage Market Survey consists of the average of 125 lenders’ rates who contributed rates to Freddie Mac. The rates are based on 30-year fixed rate mortgage with 20% down and 80% finance over the life of the loan.

Business Unit Discussion

LENDINGTREE LOANS SEGMENT

LendingTree Loans Segment Results
$s in millions
			Q/Q		Y/Y
	Q4 2010	Q3 2010	% Change	Q4 2009	% Change
Revenue
Origination and Sale of Loans	$34.1	$31.9	7%	$20.6	66%
Other	$2.9	$2.9	0%	$2.3	26%
Total Revenue	$37.0	$34.8	7%	$22.9	61%

Cost of Revenue *	$13.3	$11.0	20%	$10.6	26%

Operating Expenses*	$15.4	$11.3	38%	$7.5	105%

Adjusted EBITDA **	$8.3	$12.5	(34)%	$4.8	72%

EBITDA **	$8.2	$10.9	(25)%	$4.5	82%

Operating Income	$7.8	$10.5	(26)%	$3.8	105%

Metrics
Purchased loan requests (000s)	74.6	69.0	8%	61.5	21%
Closed - units (000s)	3.7	3.3	11%	2.7	36%
Closed - units (dollars)	$850.4	$721.9	18%	$622.6	37%

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization, impairment, or litigation settlements and contingencies.

** See separate reconciliation of Adjusted EBITDA and EBITDA to Operating Income/(Loss) by Segment.

LendingTree Loans

Fourth quarter 2010 revenue increased 7% quarter-over-quarter driven by 11% more closed loans.  During the quarter, the average revenue generated per closed unit decreased slightly by 3%.  Fourth quarter revenue increased 61% from the same period last year on 36% more closed loans and a 6% increase in the revenue generated per loan.

During the fourth quarter 2010, the number of licensed loan officers employed by LTL grew 28% over the third quarter 2010 and was 39% higher than the end of the fourth quarter 2009.  With the integration of the previously-announced acquisition of assets of Surepoint Lending, we anticipate adding approximately 300 more loan officers.  This is still on track to close in the first quarter of 2011.

Operating expenses were $4.2 million, or 38%, higher quarter-over-quarter and $7.9 million, or 105%, higher year-over-year.  The quarter-over-quarter increase was primarily due to $3.1 million higher marketing costs.  As interest rates rose, greater marketing expense was required to maintain lead volume in the rising rate environment.  In addition, the LendingTree Loans segment received a higher percentage of the total volume generated by the LendingTree brand and therefore a higher share of the total marketing expense.  The year-over-year increase in operating expense is driven in part by higher marketing cost in addition to higher personnel-related expenses resulting from employee growth as the business expanded.

EXCHANGES SEGMENT

Exchanges Segment Results
$s in millions

			Q/Q		Y/Y
	Q4 2010	Q3 2010	% Change	Q4 2009	% Change
Revenue
Match Fees	$9.8	$12.9	(24)%	$12.3	(20)%
Closed Loan Fees	$1.5	$1.7	(9)%	$5.3	(71)%
Inter-segment Revenue	$0.0	$0.1	(84)%	$0.0	NM
Other	$0.6	$0.6	(17)%	$0.4	38%
Total Revenue	$11.9	$15.3	(22)%	$18.0	(34)%

Cost of Revenue *	$1.3	$1.3	(1)%	$1.5	(15)%

Operating Expenses*	$13.7	$15.2	(10)%	$14.7	(7)%

Adjusted EBITDA **	$(3.1)	$(1.2)	(155)%	$1.8	NM

EBITDA **	$(3.7)	$(0.5)	(692)%	$(0.5)	(612)%

Operating Income(Loss)	$(4.7)	$(1.3)	(253)%	$(1.2)	(273)%

Metrics
Matched requests (000s)	235.4	313.6	(25)%	279.3	(16)%
Closing - units (000s)	9.0	9.2	(3)%	11.6	(23)%
Closing - units (dollars)	1,580.5	1,507.7	5%	2,291.5	(31)%

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization, impairment, or litigation settlements and contingencies.

** See separate reconciliation of Adjusted EBITDA and EBITDA to Operating Income/(Loss) by Segment.

Exchanges

Exchanges revenue in the fourth quarter 2010 decreased 22% quarter-over-quarter and 34% year-over-year.  The quarter-over-quarter decrease was driven primarily by lower match fee revenue resulting from 25% fewer matched consumer requests, fueled by an expected seasonal downturn at year-end and by higher interest rates.  As a result of the increase in interest rates, lender demand is on the rise, as evidenced by a 14% increase in the number of lenders matching to our refinance consumers and increasing match fees during the quarter.  The year-over-year decline in closed loan revenue is due primarily to pricing actions taken in late 2009 which increased the emphasis on match revenue by increasing match fees and decreasing the average close fees paid by lenders.  The year-over-year decline in closed loan fees is also partially due to 23% fewer closed loan transactions.  For the fourth consecutive quarter, non-mortgage consumer services such as Education, Insurance, Auto and Home Services accounted for more than 50% of our total matched consumer requests.

Operating expenses decreased $1.5 million quarter-over-quarter and decreased $1.0 million year-over-year.  The quarter-over-quarter decrease is primarily driven by lower marketing expenses.  After increasing spend in the third quarter, the non-mortgage verticals returned to more normalized levels in the fourth quarter.  The decrease in marketing for the Exchanges is also the result of more leads being delivered to LendingTree Loans and therefore a greater share of the marketing cost being allocated to LendingTree Loans.

REAL ESTATE SEGMENT

Real Estate Segment Results
$s in millions

			Q/Q		Y/Y
	Q4 2010	Q3 2010	% Change	Q4 2009	% Change
Total Revenue	$2.3	$3.2	(30)%	$6.9	(67)%

Cost of Revenue *	$1.7	$2.0	(17)%	$4.3	(60)%

Operating Expenses*	$1.6	$1.7	(7)%	$2.5	(37)%

Adjusted EBITDA **	$(1.0)	$(0.5)	(91)%	$0.1	NM

EBITDA **	$(11.6)	$(0.7)	(1643)%	$(2.5)	(355)%

Operating Income(Loss)	$(11.9)	$(1.2)	(906)%	$(3.6)	(234)%

Metrics
Closing - units (000s)	0.6	0.7	(21)%	1.3	(59)%
Closing - units (dollars)	$94.4	$137.7	(31)%	$278.3	(66)%
Agents - RealEstate.com, REALTORS®	641	787	(19)%	1,145	(44)%
Markets - RealEstate.com, REALTORS®	20	20	NM	20	NM

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization, impairment, or litigation settlements and contingencies.

** See separate reconciliation of Adjusted EBITDA and EBITDA to Operating Income/(Loss) by Segment.

Real Estate

Fourth quarter 2010 Real Estate revenue declined $0.9 million, or 30%, quarter-over-quarter on 21% fewer closed real estate transactions.  Real Estate revenue was down $4.6 million, or 67%, year-over-year on 59% fewer closed transactions. The decline in revenue was also the result of lower average home prices, which were down 13% quarter-over-quarter and 18% year-over-year.

Adjusted EBITDA declined $0.5 million quarter-over-quarter and was down $1.1 million year-over-year.  Operating expenses were virtually flat quarter-over-quarter and $0.9 million lower year-over-year.  The reductions in operating expenses year-over-year reflect prior year cost cutting initiatives.

Fourth quarter 2010 operating loss in the Real Estate segment includes a $10.3 million charge related to impairment of goodwill and intangible assets.  This is a non-cash charge that reflects Tree.com’s reassessment of the likely future profitability of the Real Estate segment in the face of current real estate market conditions and the operational strategies undertaken in connection with such market realities.

CORPORATE

Unallocated Corporate Costs and Eliminations
$s in millions

			Q/Q		Y/Y
	Q4 2010	Q3 2010	% Change	Q4 2009	% Change
Inter-segment Revenue - elimination	$(0.0)	$(0.1)	(84)%	$0.0	NM

Cost of Revenue *	$0.0	$0.0	(31)%	$0.1	(80)%

Operating Expenses*	$4.0	$5.2	(23)%	$6.2	37%

Adjusted EBITDA **	$(4.0)	$(5.3)	24%	$(6.3)	37%

EBITDA **	$(5.1)	$(5.8)	12%	$(19.9)	74%

Operating Income(Loss)	$(5.4)	$(6.1)	12%	$(20.3)	73%

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization, impairment, or litigation settlements and contingencies.

** See separate reconciliation of Adjusted EBITDA and EBITDA to Operating Income/(Loss) by Segment.

Corporate

Operating expenses in the corporate segment decreased $1.2 million quarter-over-quarter and $2.3 million year-over-year.  The quarter-over-quarter decrease was largely due to overall lower compensation-related expense.  The year-over-year decrease in operating expenses was primarily driven by lower employee costs reflecting prior cost-cutting initiatives.

Liquidity and Capital Resources

As of December 31, 2010, Tree.com had $68.8 million in unrestricted cash and cash equivalents, compared to $57.3 million as of September 30, 2010.  The increase in cash in the fourth quarter is due to the timing of selling loans.  At September 30, 2010, we were holding loans on the balance sheet for more days on average before sale due to investor capacity issues causing them to take longer to purchase loans.

During the fourth quarter, under the previously announced $10 million share repurchase program which began in February 2010, Tree.com repurchased 140,897 shares at an average price of $7.21 in open market transactions.  Through December 31, 2010, Tree.com has repurchased a total of 810,922 shares at an average price of $7.03 and has approximately $4.3 million of share repurchase authorization remaining.

In addition, during the fourth quarter Tree.com temporarily suspended its share repurchase program in lieu of a “Dutch Auction” tender offer. The completion of the tender offer was announced on December 23, 2010.  During the offer period, which expired on December 17, 2010, Tree.com accepted for purchase 312,339 shares of its common stock at a price of $7.75 per share, for an aggregate purchase price of approximately $2.4 million, excluding fees and expenses related to the tender offer.

As of December 31, 2010, LendingTree Loans had two committed lines of credit totaling $150 million of borrowing capacity, plus an additional $25 million of uncommitted capacity.  The $50 million committed line of credit, which also includes the additional $25 million uncommitted line, is scheduled to expire June 29, 2011.  The second line of credit in the amount of $100 million is scheduled to expire October 28, 2011.

Borrowings under these lines of credit are used to fund, and are secured by, consumer residential loans that are held for sale. Loans under these lines of credit are repaid from proceeds from the sales of loans held for sale by LendingTree Loans. We expect to renew the lines that are expiring on June 29, 2011, and October 28, 2011.  The loans held for sale and warehouse lines of credit balances as of December 31, 2010, were $116.7 million and $100.6 million, respectively.

Conference Call

Tree.com will audio cast its conference call with investors and analysts discussing Tree.com’s fourth quarter financial results and certain other matters described herein on Friday, February 11, 2011 at 11:00 a.m. Eastern Time (ET).  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Tree.com’s business.  The live audio cast is open to the public at http://investor-relations.tree.com/.

QUARTERLY FINANCIALS

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
	(unaudited)		(audited)
	(In thousands, except per share amounts)
Revenue
LendingTree Loans	$37,033	$22,932	$124,180	$117,670
Exchanges and other	11,905	17,998	59,918	70,660
Real Estate	2,258	6,896	14,083	28,445
Total revenue	51,196	47,826	198,181	216,775
Cost of revenue
LendingTree Loans	13,304	10,211	44,056	48,998
Exchanges and other	1,326	2,012	4,980	7,716
Real Estate	1,716	4,334	9,028	18,046
Total cost of revenue (exclusive of depreciation shown separately below)	16,346	16,557	58,064	74,760
Gross margin	34,850	31,269	140,117	142,015
Operating expenses
Selling and marketing expense	19,039	16,808	74,074	61,957
General and administrative expense	15,419	13,971	54,682	64,901
Product development	1,191	1,120	4,155	5,962
Litigation settlements and contingencies	520	12,803	2,108	13,208
Restructuring expense	106	2,848	3,469	2,690
Amortization of intangibles	311	1,211	2,716	4,847
Depreciation	1,621	1,617	6,160	6,666
Asset impairments	10,809	2,194	10,809	6,097
Total operating expenses	49,016	52,572	158,173	166,328
Operating loss	(14,166)	(21,303)	(18,056)	(24,313)
Other income (expense)
Interest income	1	4	8	88
Interest expense	(80)	(166)	(473)	(617)
Total other income (expense), net	(79)	(162)	(465)	(529)
Loss before income taxes	(14,245)	(21,465)	(18,521)	(24,842)
Income tax benefit	1,786	489	936	368
Net loss	$(12,459)	$(20,976)	$(17,585)	$(24,474)
Weighted average common shares outstanding	11,076	10,900	11,014	10,536
Net loss per share available to common shareholders
Basic	$(1.12)	$(1.92)	$(1.60)	$(2.32)
Diluted	$(1.12)	$(1.92)	$(1.60)	$(2.32)

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
	(In thousands, except par value
	and share amounts)
ASSETS:
Cash and cash equivalents	$68,819	$86,093
Restricted cash and cash equivalents	10,699	12,019
Accounts receivable, net of allowance of $213 and $518, respectively	4,305	6,835
Loans held for sale ($115,908 and $92,236 measured at fair value, respectively)	116,681	93,596
Prepaid and other current assets	11,778	10,758
Total current assets	212,282	209,301
Property and equipment, net	12,795	12,257
Goodwill	11,599	12,152
Intangible assets, net	45,419	57,626
Other non-current assets	707	496
Total assets	$282,802	$291,832
LIABILITIES:
Warehouse lines of credit	$100,623	$78,481
Accounts payable, trade	7,387	5,905
Deferred revenue	1,540	1,731
Deferred income taxes	2,358	2,211
Accrued expenses and other current liabilities	39,425	54,694
Total current liabilities	151,333	143,022
Income taxes payable	96	510
Other long-term liabilities	15,590	12,010
Deferred income taxes	13,962	15,380
Total liabilities	180,981	170,922
SHAREHOLDERS’ EQUITY:
Preferred stock $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock $.01 par value; authorized 50,000,000 shares; issued 11,893,468 and 10,904,330 shares, respectively, and outstanding 10,770,207 and 10,904,330 shares, respectively	118	109
Additional paid-in capital	908,837	901,818
Accumulated deficit	(798,602)	(781,017)
Treasury stock 1,123,261 and -0- shares, respectively	(8,532)	—
Total shareholders’ equity	101,821	120,910
Total liabilities and shareholders’ equity	$282,802	$291,832

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009
	(In thousands)
Cash flows from operating activities:
Net loss	$(17,585)	$(24,474)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss on disposal of fixed assets	356	1,123
Amortization of intangibles	2,716	4,847
Depreciation	6,160	6,666
Intangible impairment	9,491	6,097
Goodwill impairment	1,318	—
Non-cash compensation expense	3,640	3,892
Non-cash restructuring expense	307	1,191
Deferred income taxes	(1,270)	(382)
Gain on origination and sale of loans	(113,425)	(110,320)
Loss on impaired loans not sold	128	647
Loss on real estate acquired in satisfaction of loans	406	51
Bad debt expense	10	422
Non-cash interest expense	—	—
Changes in current assets and liabilities:
Accounts receivable	2,520	(23)
Origination of loans	(2,792,041)	(2,855,246)
Proceeds from sales of loans	2,892,070	2,969,658
Principal payments received on loans	2,356	1,422
Payments to investors for loan repurchases and early payoff obligations	(12,154)	(8,742)
Prepaid and other current assets	(79)	(680)
Accounts payable and other current liabilities	(15,635)	15,206
Income taxes payable	(278)	(402)
Deferred revenue	(350)	151
Restricted cash	820	722
Other, net	7,181	1,391
Net cash (used in) provided by operating activities	(23,338)	13,217
Cash flows from investing activities:
Contingent acquisition consideration	—	—
Acquisitions	(250)	(5,726)
Capital expenditures	(7,226)	(3,865)
Other, net	451	4,040
Net cash used in investing activities	(7,025)	(5,551)
Cash flows from financing activities:
Borrowing under warehouse lines of credit	1,864,905	2,475,106
Repayments of warehouse lines of credit	(1,842,764)	(2,472,811)
Principal payments on long-term obligations	—	—
Spin-off capital contributions from IAC	—	—
Issuance of common stock, net of withholding taxes	(570)	3,364
Excess tax benefits from stock-based awards	—	—
Purchase of treasury stock	(8,532)	—
(Increase) decrease in restricted cash	50	(875)
Net cash provided by financing activities	13,089	4,784
Net (decrease) increase in cash and cash equivalents	(17,274)	12,450
Cash and cash equivalents at beginning of period	86,093	73,643
Cash and cash equivalents at end of period	$68,819	$86,093

TREE.COM RECONCILIATION OF SEGMENT RESULTS TO GAAP ($ in thousands):

	For the Three Months Ended December 31, 2010:
	LendingTree		Real	Unallocated—
	Loans	Exchanges	Estate	Corporate	Total
Revenue	$37,033	$11,921	$2,258	$(16)	$51,196
Cost of revenue (exclusive of depreciation shown separately below)	13,304	1,301	1,716	25	16,346
Gross Margin	23,729	10,620	542	(41)	34,850
Operating Expenses:
Selling and marketing expense	7,551	11,160	328	—	19,039
General and administrative expense	7,807	1,634	1,415	4,563	15,419
Product development	197	933	61	—	1,191
Litigation settlements and contingencies	—	—	1	519	520
Restructuring expense	—	41	44	21	106
Amortization of intangibles	—	298	1	12	311
Depreciation	391	667	309	254	1,621
Asset impairments	—	539	10,270	—	10,809
Total operating expenses	15,946	15,272	12,429	5,369	49,016
Operating income (loss)	7,783	(4,652)	(11,887)	(5,410)	(14,166)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles		298	1	12	311
Depreciation	391	667	309	254	1,621
EBITDA	8,174	(3,687)	(11,577)	(5,144)	(12,234)
Restructuring expense	—	41	44	21	106
Asset impairments	—	539	10,270	—	10,809
Loss on disposal of assets	56	1	209	81	347
Non-cash compensation	79	130	40	551	800
Litigation settlements and contingencies	—	—	1	519	520
Post acquisition adjustments	—	(79)	—	—	(79)
Adjusted EBITDA	$8,309	$(3,055)	$(1,013)	$(3,972)	$269

Reconciliation to net loss in total:
Operating loss per above					$(14,166)
Other expense, net					(79)
Loss before income taxes					(14,245)
Income tax benefit					1,786
Net loss					$(12,459)

TREE.COM RECONCILIATION OF SEGMENT RESULTS TO GAAP ($ in thousands):

	For the Three Months Ended September 30, 2010:
	LendingTree		Real	Unallocated—
	Loans	Exchanges	Estate	Corporate	Total
Revenue	$34,760	$15,307	$3,213	$(103)	$53,177
Cost of revenue (exclusive of depreciation shown separately below)	11,049	1,312	2,074	34	14,469
Gross margin	23,711	13,995	1,139	(137)	38,708
Operating expenses:
Selling and marketing expense	4,432	12,944	454	—	17,830
General and administrative expense	6,714	669	951	5,701	14,035
Product development	135	804	74	—	1,013
Litigation settlements and contingencies	1,510	—	36	—	1,546
Restructuring expense	(14)	44	288	3	321
Amortization of intangibles	—	294	212	13	519
Depreciation	395	559	306	263	1,523
Total operating expenses	13,172	15,314	2,321	5,980	36,787
Operating income (loss)	10,539	(1,319)	(1,182)	(6,117)	1,921
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	—	294	212	13	519
Depreciation	395	559	306	263	1,523
EBITDA	10,934	(466)	(664)	(5,841)	3,963
Restructuring expense	(14)	44	288	3	321
Non-cash compensation	94	73	28	583	778
Litigation settlements and contingencies	1,510	—	36	—	1,546
Post acquisition adjustments	—	(849)	(221)	—	(1,070)
Adjusted EBITDA	$12,524	$(1,198)	$(533)	$(5,255)	$5,538

Reconciliation to net income in total:
Operating income per above					$1,921
Other expense, net					(60)
Income before income taxes					1,861
Income tax provision					(42)
Net income					$1,819

TREE.COM RECONCILIATION OF SEGMENT RESULTS TO GAAP ($ in thousands):

	For the Three Months Ended December 31, 2009:
	LendingTree		Real	Unallocated—
	Loans	Exchanges	Estate	Corporate	Total
Revenue	$22,932	$17,998	$6,896	$—	$47,826
Cost of revenue (exclusive of depreciation shown separately below)	10,561	1,530	4,334	132	16,557
Gross Margin	12,371	16,468	2,562	(132)	31,269
Operating Expenses:
Selling and marketing expense	3,350	12,665	793	—	16,808
General and administrative expense	4,216	1,657	1,645	6,453	13,971
Product development	106	592	102	320	1,120
Litigation settlements and contingencies	53	—	—	12,750	12,803
Restructuring expense	157	1,552	892	247	2,848
Amortization of intangibles	70	429	699	13	1,211
Depreciation	625	300	311	381	1,617
Asset impairments	—	519	1,675	—	2,194
Total operating expenses	8,577	17,714	6,117	20,164	52,572
Operating income (loss)	3,794	(1,246)	(3,555)	(20,296)	(21,303)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	70	429	699	13	1,211
Depreciation	625	300	311	381	1,617
EBITDA	4,489	(517)	(2,545)	(19,902)	(18,475)
Restructuring expense	157	1,552	892	247	2,848
Asset impairments	—	519	1,675	—	2,194
Loss on disposal of assets	90	—	16	68	174
Non-cash compensation	46	202	71	513	832
Litigation settlements and contingencies	53	—	—	12,750	12,803
Adjusted EBITDA	$4,835	$1,756	$109	$(6,324)	$376

Reconciliation to net loss in total:
Operating loss per above					$(21,303)
Other expense, net					(162)
Loss before income taxes					(21,465)
Income tax benefit					489
Net loss					$(20,976)

TREE.COM RECONCILIATION OF SEGMENT RESULTS TO GAAP ($ in thousands):

	For the Year Ended December 31, 2010:
	LendingTree		Real	Unallocated—
	Loans	Exchanges	Estate	Corporate	Total
Revenue	$124,180	$60,118	$14,083	(200)	$198,181
Cost of revenue (exclusive of depreciation shown separately below)	44,056	4,481	9,028	499	58,064
Gross Margin	80,124	55,637	5,055	(699)	140,117
Operating Expenses:
Selling and marketing expense	22,148	50,045	1,865	16	74,074
General and administrative expense	24,253	5,367	5,464	19,598	54,682
Product development	331	3,293	337	194	4,155
Litigation settlements and contingencies	1,551	—	37	520	2,108
Restructuring expense	(7)	167	696	2,613	3,469
Amortization of intangibles	—	1,182	1,484	50	2,716
Depreciation	1,701	2,040	1,242	1,177	6,160
Asset impairments	—	539	10,270	—	10,809
Total operating expenses	49,977	62,633	21,395	24,168	158,173
Operating income (loss)	30,147	(6,996)	(16,340)	(24,867)	(18,056)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	—	1,182	1,484	50	2,716
Depreciation	1,701	2,040	1,242	1,177	6,160
EBITDA	31,848	(3,774)	(13,614)	(23,640)	(9,180)
Restructuring expense	(7)	167	696	2,613	3,469
Asset impairments	—	539	10,270	—	10,809
Loss on disposal of assets	56	1	215	84	356
Non-cash compensation	378	833	158	2,271	3,640
Litigation settlements and contingencies	1,551	—	37	520	2,108
Post acquisition adjustments	—	(928)	(221)	—	(1,149)
Adjusted EBITDA	$33,826	$(3,162)	$(2,459)	$(18,152)	$10,053
Reconciliation to net loss in total:
Operating loss per above					$(18,056)
Other expense, net					(465)
Loss before income taxes					(18,521)
Income tax benefit					936
Net loss					$(17,585)

TREE.COM RECONCILIATION OF SEGMENT RESULTS TO GAAP ($ in thousands):

	For the Year Ended December 31, 2009:
	LendingTree		Real	Unallocated—
	Loans	Exchanges	Estate	Corporate	Total
Revenue	$117,670	$70,660	$28,445	$—	$216,775
Cost of revenue (exclusive of depreciation shown separately below)	48,998	5,957	18,046	1,759	74,760
Gross Margin	68,672	64,703	10,399	(1,759)	142,015
Operating Expenses:
Selling and marketing expense	10,227	47,010	4,712	8	61,957
General and administrative expense	20,374	9,041	8,742	26,744	64,901
Product development	518	2,793	1,346	1,305	5,962
Litigation settlements and contingencies	419	6	33	12,750	13,208
Restructuring expense	(1,089)	1,660	1,684	435	2,690
Amortization of intangibles	280	922	3,625	20	4,847
Depreciation	2,912	943	1,160	1,651	6,666
Asset impairments	—	519	5,578	—	6,097
Total operating expenses	33,641	62,894	26,880	42,913	166,328
Operating income (loss)	35,031	1,809	(16,481)	(44,672)	(24,313)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	280	922	3,625	20	4,847
Depreciation	2,912	943	1,160	1,651	6,666
EBITDA	38,223	3,674	(11,696)	(43,001)	(12,800)
Restructuring expense	(1,089)	1,660	1,684	435	2,690
Asset impairments	—	519	5,578	—	6,097
Loss on disposal of assets	90	949	16	68	1,123
Non-cash compensation	245	669	281	2,697	3,892
Litigation settlements and contingencies	419	6	33	12,750	13,208
Adjusted EBITDA	$37,888	$7,477	$(4,104)	$(27,051)	$14,210
Reconciliation to net loss in total:
Operating loss per above					$(24,313)
Other expense, net					(529)
Loss before income taxes					(24,842)
Income tax benefit					368
Net loss					$(24,474)

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses that provide information, tools, advice, products and services for critical transactions in our customers’ lives.  Our family of brands includes: LendingTree.com®, GetSmart.com®, RealEstate.com®, DegreeTree.comSM, HealthTree.comSM, LendingTreeAutos.com, DoneRight.com®, and InsuranceTree.comSM.  Together, these brands serve as an ally for consumers who are looking to comparison shop for loans, real estate and other services from multiple businesses and professionals who will compete for their business.

Tree.com, Inc. is the parent company of wholly owned operating subsidiaries:  LendingTree, LLC and Home Loan Center, Inc.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

TREE.COM’S PRINCIPLES OF FINANCIAL REPORTING

Tree.com reports Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and adjusted for certain items discussed below (“Adjusted EBITDA”), as supplemental measures to GAAP. These measures are two of the primary metrics by which Tree.com evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Tree.com provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

Definition of Tree.com’s Non-GAAP Measures

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring expenses, (5) litigation loss contingencies and settlements, (6) pro forma adjustments for significant acquisitions, and (7) one-time items. Adjusted EBITDA has certain limitations in that it does not take into account the impact to Tree.com’s statement of operations of certain expenses, including depreciation, non-cash compensation and acquisition related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Pro Forma Results

Tree.com will only present EBITDA and Adjusted EBITDA on a pro forma basis if it views a particular transaction as significant in size or transformational in nature. For the periods presented in this report, there are no transactions that Tree.com has included on a pro forma basis.

One-Time Items

EBITDA and Adjusted EBITDA are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items.

Non-Cash Expenses That Are Excluded From Tree.com’s Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock units and stock options. These expenses are not paid in cash, and Tree.com will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock units and the exercise of certain stock options, the awards will be settled, at Tree.com’s discretion, on a net basis, with Tree.com remitting the required tax withholding amount from its current funds.

Amortization and impairment of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

Other

REALTORS®—a registered collective membership mark that identifies a real estate professional who is a member of the National Association of REALTORS® and subscribes to its strict Code of Ethics.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.  Those statements include statements regarding the intent, belief or current expectations or anticipations of the Company and members of our management team.  Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: our ability to operate effectively as a separate public entity following our spin-off from IAC in August 2008; additional costs associated with operating as an independent company; volatility in our stock price and trading volume; our ability to obtain financing on acceptable terms; limitations on our ability to enter into transactions due to spin-related restrictions; adverse conditions in the primary and secondary mortgage markets and in the economy; adverse conditions in our industries; adverse conditions in the credit markets and the inability to renew or replace warehouse lines of credit; seasonality in our businesses; potential liabilities to secondary market purchasers; changes in our relationships with network lenders, real estate professionals, credit providers and secondary market purchasers; breaches of our network security or the misappropriation or misuse of personal consumer information; our failure to provide competitive service; our failure to maintain brand recognition; our ability to attract and retain customers in a cost-effective manner; our ability to develop new products and services and enhance existing ones; competition from our network lenders and affiliated real estate professionals; our failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of our network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of our systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect our intellectual property rights or allegations of infringement of intellectual property rights; changes in our management; deficiencies in our disclosure controls and procedures and internal control over financial reporting; and our ability to successfully implement our strategic initiatives in the Real Estate and LendingTree Loans businesses.  These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2009, our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010, and September 30, 2010 and in our other filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Contacts:

Investor Relations

877-640-4856

tree.com-investor.relations@tree.com